Exhibit 8(a)

     Writer’s Direct Dial: (212) 225-2250
          E-Mail: lsamuels@cgsh.com

September 19, 2005
Bank of America Corporation
Bank of America Corporate Center
100 N. Tryon Street
Charlotte, North Carolina 28255
Ladies and Gentlemen:
          We have acted as special counsel to Bank of America Corporation, a Delaware corporation (“Bank of America”), in connection with the proposed merger (the “Merger”) of MBNA Corporation, a Maryland corporation (“MBNA”) with and into Bank of America, pursuant to the Agreement and Plan of Merger (the “Agreement”), dated as of June 30, 2005, by and between Bank of America and MBNA. At your request, and in connection with the Registration Statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Merger (as amended through the date hereof, the “Registration Statement”), we are rendering our opinion concerning the material federal income tax consequences of the Merger. Any capitalized term used and not defined herein has the meaning given to it in the Agreement.
          For purposes of the opinion set forth below, we have relied, with the consent of Bank of America and the consent of MBNA, upon the accuracy and completeness of the factual statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of Bank of America and MBNA dated the date hereof, and have assumed that such factual statements and representations will be accurate and complete as of the Effective Time (as if made as of such time) and that all such factual statements and representations made to the knowledge of any person or entity or with similar qualification are and will be true and correct as if made without such qualification. We have also relied upon the accuracy of the Registration Statement and the joint proxy statement/prospectus (the “Proxy Statement/Prospectus”) contained therein, each as amended or supplemented through the date hereof.

Bank of America, p.2
          We have also assumed that (i) the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Proxy Statement/Prospectus (and no transaction or condition described therein and affecting this opinion will be waived by any party) and (ii) the Merger will be reported by Bank of America and MBNA on their respective federal income tax returns in a manner consistent with the opinion set forth below.
          Based upon and subject to the foregoing, it is our opinion, under currently applicable U.S. federal income tax law, that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.
          We express no opinion on any issue relating to the tax consequences of the Merger other than those set forth above. Our opinion is based upon the Code, published judicial decisions, administrative regulations and published rulings and procedures as in existence on the date hereof. Future legislative, judicial or administrative changes, on either a prospective or retroactive basis, could affect our opinion. Further, our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service or a court will not take a contrary position. We undertake no responsibility to advise you of any future change in the matters stated herein or in the federal income tax laws or the application or interpretation thereof.
          Furthermore, this opinion only addresses the tax treatment of those MBNA stockholders that hold their MBNA stock as a capital asset within the meaning of Section 1221 of the Code, and does not address all the U.S. federal income tax consequences that may be relevant to particular MBNA stockholders in light of their individual circumstances or to MBNA stockholders that are subject to special rules, such as financial institutions, insurance companies, tax-exempt organizations, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, persons that hold MBNA stock as part of a straddle, hedge, constructive sale or conversion transaction, persons who are not citizens or residents of the United States, and stockholders who acquired their shares of MBNA stock through the exercise of an employee stock option or otherwise as compensation.
          We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Bank of America, p.3
     We are furnishing this opinion to you solely in connection with the filing of the Registration Statement, and this opinion is not to be relied upon by any other person or for any other purpose without our consent.

Very truly yours, CLEARY GOTTLIEB STEEN & HAMILTON LLP
By:	/s/ Leslie B. Samuels
Leslie B. Samuels, a Partner